Exhibit 10.2

FIRST AMENDMENT TO

BARNES & NOBLE, INC.

2004 EXECUTIVE PERFORMANCE PLAN

WHEREAS, Barnes & Noble, Inc., a corporation existing under the laws of Delaware, (“Company”) established and maintains the Barnes & Noble, Inc. 2004 Executive Performance Plan (“Plan”) for the benefit of certain of its executives and employees; and

WHEREAS, the board of directors of the Company (“Board”) retained the right to amend the Plan pursuant to Section 5.1 thereof;

WHEREAS, the Board desires to amend the Plan to reflect full documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder;

NOW, THEREFORE, effective December 31, 2008, the Plan is amended as follows:

1.	The third full sentence of Section 4.3 is deleted in its entirety and replaced with the following:

“The actual amount of an Award determined by the Committee for a Performance Period shall, subject to Section 4.4, be paid to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period, but in no event later than two and one half months following the end of the fiscal year in which the applicable Performance Period occurs.”

2.	The following is added to the end of Section 4.4:

“The Committee may, in its sole discretion, permit Awards granted under this Plan to be deferred pursuant to the terms of the Barnes & Noble, Inc. Deferred Compensation Plan, which, with limited exceptions, requires that deferral elections be made prior to the beginning of the calendar year in which the service that gives right to the amount deferred is performed.”

IN WITNESS WHEREOF, this Amendment is executed on the 18th day of December, 2008.

Barnes & Noble, Inc.

By:	/s/ Michelle Smith